Exhibit 99.1

Rolf A. Classon
Chairman of the Board of Directors

Peter H. Soderberg
President and Chief Executive Officer

Sent Via Fed Ex

July 11, 2006

Mr. Michael J. Embler
Ms. Katrina S. Dudley
Franklin Mutual Advisers, LLC
101 John F. Kennedy Parkway
Short Hills, NJ 07078

Dear Mr. Embler and Ms. Dudley,

We are in receipt of your letter dated July 7th. We are always interested in the views of our shareholders and appreciate the suggestions outlined in your letter. As you know, we plan to discuss these matters at our upcoming Board meetings in mid-July and mid-September. You have our assurance that the Board will give your views appropriate and timely consideration.

Sincerely,

Rolf A. Classon Chairman of the Board of Directors	Peter H. Soderberg President and Chief Executive Officer